Exhibit 10.2

SENIOR EXECUTIVE OFFICER WAIVER

To the undersigned

senior executive officers

Gentlemen:

Monarch Financial Holdings, Inc. (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the United States Department of the Treasury (the “Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by Section 1.2(d)(v) of the Securities Purchase Agreement, each of the Company’s senior executive officers, as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008, must deliver a written waiver to the Treasury releasing the Treasury from certain claims relating to any modification of that executive’s compensation arrangement resulting from the Company’s participation in the CPP. To comply with this requirement, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)

You hereby voluntarily waive any claim against the United States or the Company for any changes to your compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

(2)

You acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that you have with the Company or in which you participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through the TARP Capital Purchase Program.

(3)

This waiver includes all claims you may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments you would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on your employment relationship.

The Board of Directors appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

[Signatures on next page]

Yours sincerely,

MONARCH FINANCIAL HOLDINGS, INC.

By:	/s/ William F. Rountree. Jr.
William F. Rountree Jr.
President and Chief Executive Officer

Intending to be legally bound,

I agree with and accept the foregoing

terms on the date set forth below.

/s/ William F. Rountree Jr.	Date Signed:	December 19, 2008
William F. Rountree Jr.

/s/ Brad E. Schwartz	Date Signed:	December 19, 2008
Brad E. Schwartz

/s/ E. Neal Crawford, Jr.	Date Signed:	December 19, 2008
E. Neal Crawford, Jr.

/s/ William T. Morrison	Date Signed:	December 19, 2008
William T. Morrison

/s/ Edward O. Yoder	Date Signed:	December 19, 2008
Edward O. Yoder